CONFIRMING STATEMENT

 This Statement confirms that the undersigned, Joe F. Sanderson, Jr., has authorized and designated D. Michael Cockrell and Timothy F. Rigney, or either of them, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Sanderson Farms, Inc.  The authority of D. Michael Cockrell and/or Timothy F. Rigney under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of Sanderson Farms, Inc., unless earlier revoked in writing.  The undersigned acknowledges that neither D. Michael Cockrell, Timothy F. Rigney nor Sanderson Farms, Inc. is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: January 24, 2013  /s/ Joe F. Sanderson, Jr.
  Name: Joe F. Sanderson, Jr.

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